Volato Delivers Strong Q2 Earnings Accelerates Debt Reduction Ahead of Transformational Merger

Atlanta, GA – August 14, 2025 – Volato Group, Inc. (NYSE American: SOAR) ("Volato" or the "Company") today announced financial results for the second quarter ended June 30, 2025, reporting its second consecutive quarterly profit, continued rapid liability reductions, and outlined further milestones toward its planned merger with M2i Global, Inc. (OTC: MTWO).

Volato generated $24.9 million in revenue and net income of $3.6 million, or $0.75 per diluted share, in Q2 2025. Driven by disciplined cash management and negotiated creditor settlements, total liabilities declined from $39.2 million as of March 31, 2025 to $20.1 million as of June 30, 2025, strengthening the balance sheet ahead of the pending all‑stock merger with M2i Global.

Continued Focus on Financial Discipline
Volato retired an additional $19.1 million of liabilities during the quarter through cash management and negotiated creditor settlements—bringing the year‑to‑date reduction to over 68 percent. This aggressive deleveraging enhances financial flexibility and positions the Company to invest in high‑return growth initiatives.

“Our disciplined capital management and growing profitability position us well to grow our Vaunt platform and advance our merger with M2i Global,” said Mark Heinen, Chief Financial Officer. “We remain focused on delivering sustainable growth while strengthening our capital structure.”

"We executed with focus and urgency in Q2," said Matt Liotta, Chief Executive Officer of Volato. "Profitability from continuing operations, major liability reductions, and operational growth across our platforms are all signals that our strategy is working—even as we continue to navigate through a complex financial environment."

Progress on M2i Merger
A joint integration team is finalizing day‑one readiness plans across finance, IT infrastructure, cybersecurity, procurement, and compliance. Current workstreams are focused on mapping critical systems, harmonizing reporting frameworks, and quantifying early cost‑synergy opportunities to be activated immediately after close. The companies remain on track for a fourth quarter 2025 close, and both companies continue to operate independently until completion.

Outlook and Operational Momentum
Management expects Volato to remain profitable in both the third and fourth quarters of 2025. The scheduled delivery of an additional Gulfstream G280 in Q4 2025 is projected to contribute incremental revenue and margin in line with Q2 performance, further strengthening near‑term liquidity.

Vaunt™, Volato’s experiential travel platform, continues to expand its footprint—adding new operator partners and onboarding more customers each month. This platform momentum is expected to drive additional top‑line growth and deepen the Company’s data‑driven insights.

Second Quarter 2025 Financial Highlights

•Total revenue of $24.9 million
•Gross profit of $3.8 million
•Net income of $3.6 million, versus a net loss of $16.9 million in Q2 2024
•Net income per diluted share of $0.75 compared to net loss per diluted share of $14.41 in Q2 2024
•EBITDA(1) of $1.6 million, compared to an EBITDA loss of $3.4 million in Q2 2024
•$19.1 million reduction in total liabilities during the second quarter

(1) EBITDA is a non-GAAP measure. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

The full quarterly report is available in the Company’s Form 10-Q filed with the SEC today.
For more information, please visit www.flyvolato.com or contact investors@flyvolato.com.

About Volato

Volato (NYSE American: SOAR) is an aviation company advancing the industry with innovative solutions in aviation software and on-demand flight access. Volato’s proprietary Mission Control software drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services. Volato’s Vaunt platform connects travelers with available private flights, offering a flexible option for on-demand travel. With a commitment to advanced technology and customer-focused solutions, Volato is building scalable tools to elevate service quality and operational effectiveness in private aviation. For more information visit www.flyvolato.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the challenges associated with executing our growth strategy, including expected deliveries of aircraft and related sales, and developing, marketing and consistently delivering high-quality services that meet customer expectations. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Volato disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Volato’s control, that are described in Volato’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024, and other factors that Volato may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com

EBITDA
We calculate EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, and (iv) equity-based compensation expense. We include EBITDA as a supplemental measure for assessing operating performance.

The following table reconciles EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended June 30,
EBITDA	2025	2024
Net income (loss)	$3,602	$(16,918)

Net income (loss) from discontinued operations, net of taxes	(919)	9,427
Interest expense, net	1,229	1,230
Provision for income tax expense	189	9
(Gain) loss from change in fair value of financial instruments	(99)	2,755
Depreciation and amortization	84	65
Equity-based compensation expense	557	185
Non-monetary exchange reducing the value of capitalized assets	54	-
(3,130)		(154)
EBITDA	$1,567	$(3,401)